Exhibit 5.2

One Oxford Centre
301 Grant Street, 20th Floor
Pittsburgh, PA 15219-1410
T 412 562 8800
F 412 562 1041
www.buchananingersoll.com

August 1, 2014

Equitrans, L.P.

EQT Plaza, 625 Liberty Avenue, Suite 1700

Pittsburgh, PA 15222-3111

Attention:  Lewis B. Gardner

Re:            EQT Midstream Partners, LP , 4.00% Senior Notes due August 1, 2024

Ladies and Gentlemen:

We have acted as special Pennsylvania counsel to Equitrans, L.P., a Pennsylvania limited partnership (“Equitrans”), in connection with the registration under a Registration Statement on Form S-3 (File No. 333-189719) (the “Registration Statement”) filed on July 1, 2013 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of $500,000,000 principal amount of 4.00% Senior Notes due August 1, 2024 (the “Notes”) of EQT Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), and the guarantees thereof (the “Guarantees”) by Equitrans,  Equitrans Investments, LLC, a Delaware limited liability company (the “Operating Company”), Equitrans Services, LLC, a Delaware limited liability company (“Equitrans Services”), EQM Gathering Holdings, LLC, a Delaware limited liability company (“EQM Holdings”), and EQM Gathering Opco, LLC, a Delaware limited liability company (“EQM Gathering,” collectively with Equitrans, Operating Company, Equitrans Services and EQM Holdings, the “Subsidiary Guarantors”).

The Notes were offered for sale pursuant to the base prospectus accompanying the Registration Statement, as supplemented by a prospectus supplement relating to the Notes dated July 29, 2014 (the base prospectus, the prospectus supplement and any amendments thereto, collectively, the “Prospectus”).  The Notes are to be issued under the Indenture dated August 1, 2014, among the Partnership, the Subsidiary Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) and the First Supplemental Indenture thereto dated August 1, 2014, establishing the forms and terms of the Notes (collectively, the “Indenture”) .

In connection with rendering the opinions set forth below, we have examined the Registration Statement, the Prospectus contained therein, the Indenture, the Certificate of Limited Partnership of Equitrans dated November 17, 1995, as amended by an amendment dated April 25, 1996, as further amended by an amendment dated July 2, 2012 (as amended, the “Equitrans Certificate”),  the Fourth Amended and Restated Limited Partnership Agreement of Equitrans dated July 2, 2012 (the “Equitrans LP Agreement”) and resolutions adopted by Equitrans’ general partner.  We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of Equitrans and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of Equitrans and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.  We have also made such other investigation as we have deemed appropriate.

Based upon the foregoing, we are of the opinion that:

1.      Equitrans is validly existing as a limited partnership and is in good standing under the laws of the Commonwealth of Pennsylvania, with all requisite power and authority to execute and deliver the Indenture and the Guarantees.

2.  Equitrans has taken all necessary partnership action to authorize the execution and delivery of the Indenture and to perform its obligations as a Subsidiary Guarantor thereunder.

Our opinions are limited to the laws of the Commonwealth of Pennsylvania including the Pennsylvania Revised Uniform Limited Partnership Act and reported decisions thereunder and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. We express no opinion with respect to the execution, delivery, validity, binding effect or enforceability of any of the Indenture, the Notes or the Guarantees.

The foregoing opinions are being furnished only for the purpose referred to in the first paragraph of this opinion letter. We hereby consent to the filing of this opinion as Exhibit 5.2 to a Current Report on Form 8-K on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the Prospectus.   In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. Baker Botts, L.L.P., special counsel to the Partnership, may rely upon this opinion with respect to matters set forth herein that are governed by Pennsylvania law for purposes of its opinion being delivered and filed as Exhibit 5.1 the Current Report on Form 8-K.

The opinions set forth herein are made as of the date hereof, and we assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinions expressed herein.

Very truly yours,

BUCHANAN INGERSOLL & ROONEY PC

By:	/s/ Lewis U. Davis, Jr.
Name: Lewis U. Davis, Jr.
Assistant Vice President - Opinions